Re: Service about being [Job Position] of China Pharma Holdings, Inc.
[Date/Month/Year]

Dear [             ],

On behalf of the Board of Directors (the “Board”) of China Pharma Holdings, Inc. (the “Company”), I am pleased to welcome you to join the Board as [Job Position]. I look forward to working with you. Your starting date will be the date on which the Board approves your engagement and your engagement for this term will end on the date of the next annual shareholders meeting.

Your compensation will consist of the following:
1)	A retainer of $[ ] per year, payable quarterly within [ ] days of the end of the quarter;
2)
Options to purchase [  ] shares of the Company’s common stock, par value $0.001 per share, with an exercise price $[  ] per share which is determined by the average stock price of [  ] days before [Date/Month/Year]. The options will vest on the anniversary date from the date the Board approves your appointment. The options granted is under the Company’s 2010 Long-Term Incentive Plan.

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board
China Pharma Holdings, Inc.

Response:
This letter correctly sets forth the understanding of the recipient.

By: _____________________________

Date: ___________________________